ASSET PURCHASE AGREEMENT
BY AND BETWEEN
RH CELL THERAPEUTICS CORP, AS THE PURCHASER
AND
VITAL THERAPIES, INC., AS THE SELLER
March 13, 2019

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 13, 2019 (the “Effective Date”), is made by and between RH Cell Therapeutics Corp, a Nevada corporation (the “Purchaser”), and Vital Therapies, Inc., a Delaware corporation (the “Seller”). The Purchaser and the Seller shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller has been developing a bio-artificial liver known as ELAD® or the ELAD System and has ceased its clinical trials within the United States;

WHEREAS, in furtherance of the negotiation and preparation of this Agreement, Haibin Ruan on behalf of the Purchaser delivered to the Seller the sum of Fifty Thousand US Dollars ($50,000.00) in earnest money (the “Deposit”) pursuant to that certain Exclusivity Agreement entered into by and between Haibin Raun and the Seller dated December 4, 2018, as amended by the First Second, Third and Fourth Amendments, dated January 17, 2019, January 25, 2019, January 29, 2019 and January 30, 2019, respectively;

WHEREAS, upon the terms and subject to the conditions set forth herein, and further conditioned upon the requisite approval by the stockholders of Seller and the consummation of the stock exchange between Immunic AG and the Seller, with the Seller surviving (the “Share Exchange”), Seller desires to sell, transfer, assign and convey to the Purchaser, and the Purchaser desires to purchase from Seller, the Purchased Assets (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS

a.Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Alternative Transaction” means a transaction other than the Asset Purchase and the other transactions described in this Agreement involving (a) the sale, transfer, assignment or other disposition by the Seller of ELAD, the ELAD System or the Purchased Assets, directly or indirectly, to any Person other than Purchaser, whether by merger, tender offer, purchase, statutory share exchange, joint venture or otherwise or (b) any dissolution or winding up of or involving Seller.

“Asset Purchase” means the purchase and sale of the Purchased Assets pursuant to this Agreement.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in San Diego, California generally are authorized or required by Law or regulation to close.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner; provided, that, “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any amounts, except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and accountants, nominal consent fees, and the customary fees and charges of Governmental Authorities.

“Escrow Account” means the escrow account opened pursuant to the terms of the Escrow Agreement and funded exclusively by the Escrow Amount.

“Escrow Agent” means Wilmington Trust.

“Escrow Agreement” means that certain Escrow Agreement by and among the Purchaser, the Seller and the Escrow Agent in the form of Exhibit A, executed concurrently herewith.

“Escrow Amount” means Two Million Four Hundred Twenty Five Thousand Fifty One US Dollars ($2,425,051.00).

“Excluded Assets” means all assets of the Seller that do not constitute Purchased Assets and which shall be retained by the Seller, specifically including those assets listed on Schedule 1 and any and all assumed names, logos or other identifiers, any and all URL addresses, domain names, and/or websites used in conjunction or associated with the name “Vital Therapies, Inc.”, “Vital Therapies”, “VTL” or similar derivatives thereof.

“Governmental Approval” means any authorization, consent, approval, certification, permit, franchise, privilege, variance, immunity, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Intellectual Property Rights” means the following rights of the Seller that are associated with ELAD and the ELAD System: (i) the right to use the name “ELAD,” through URL addresses, domain names, and/or websites set forth on Schedule 2, (ii) all patents and all pending patent applications, set forth on Schedule 3; and (iii) all trademarks, service marks, trade identification, trade dress, trade names set forth on Schedule 4.

“Liens” means any liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, conditional sales contracts and title retention agreements.

“Material Adverse Effect” shall mean any material adverse change or effect that individually or in the aggregate results in the Seller’s inability to consummate the transactions contemplated hereby; provided, however, that changes or effects relating to: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in laws or orders or interpretations thereof; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Proceeding” means pending, stayed, or completed action, inquiry, proceeding, suit, hearing arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

“Purchased Assets” means all of the Seller’s right, title and interest in and to the following:

(i)    all Registered IP and the Intellectual Property Rights;

(ii)    the equipment, tools, supplies, inventory and other components located at the Seller’s facility at 15222-B Avenue of Science, San Diego, CA, and as listed on Schedule 5;

(iii)    the intangible assets comprised of those standard operating procedures (SOPs), product records, and clinical studies and product data, electronic files relating to the ELAD System and as listed on Schedule 6;

(iv)    all equipment, supplies, inventory and other components not located at the Seller’s facility at 15222-B Avenue of Science, San Diego, CA and as listed on Schedule 7;

(v)    the ELAD cell banks currently stored with the entities and at the locations, as listed on Schedule 8;

(vi)    all equity interest in Vital Therapies (Beijing) Co. Ltd. and

(vii)    all of the Seller’s right, title and interest in and pertaining to the accounts payable and loans due and owing by Vital Therapies (Beijing) Co. Ltd. to the Seller.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Authority as listed on Schedules 3 and 4.

“Seller’s Knowledge” or other references to the Seller’s knowledge or awareness shall mean the actual knowledge of Seller’s Executive Vice President and Chief Scientific Officer, Robert Ashley.

“Transaction Documents” means this Agreement and the other transaction documents contemplated hereby and listed on Exhibit B hereto.
ARTICLE II.
PURCHASE AND SALE OF ASSETS

2.01    Purchase and Sale of Assets. Pursuant to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, deliver, transfer, convey and assign to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase all of the Seller’s right, title and interest in the Purchased Assets. All assets of the Seller that do not constitute Purchased Assets shall be Excluded Assets.

2.02    Purchase Price. In consideration of the sale, delivery, transfer, conveyance and assignment to the Purchaser of the Seller’s right, title and interest in the Purchased Assets, the Purchaser shall, at the Closing pay Two Million Four Hundred Seventy Five Thousand Fifty One US Dollars ($2,475,051.00) (the “Purchase Price”) to the Seller in accordance with the terms and conditions of this Agreement and the other Transaction Documents.

2.03    Escrow Covenant. The Purchaser and the Seller shall enter into the Escrow Agreement with the Escrow Agent as of the Effective Date. Within three (3) Business Days following the Effective Date the Purchaser shall, by wire transfer of immediately available funds, wire to the Escrow Agent, the amount of One Million Seventy Five Thousand Fifty One US Dollars ($1,075,051) for deposit into the Escrow Account and no later than 5:00 PM PST, March 26, 2019 shall by wire transfer of immediately available funds, wire to the Escrow Agent the remaining Escrow Amount for deposit into the Escrow Account.

2.04    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable at a time and on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VI. The Closing shall take place at the Seller’s San Diego office or via the electronic exchange of execution versions of the Transaction Documents and the signature pages thereto via facsimile or via email by pdf. At the Closing, the Purchaser shall pay to the Seller the Purchase Price in US dollars. The Purchase Price shall be paid (i) by release from the Escrow Account by wire transfer of immediately available funds pursuant to written instructions from the Seller and (ii) by the Seller’s application of the Deposit to the Purchase Price.

2.05    Seller’s Closing Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(a)    a Bill of Sale for the transfer of the Purchased Assets to the Purchaser, in the form of Exhibit C , and duly executed by the Seller;

(b)    an Equity Transfer Agreement , in the form of Exhibit D, assigning to the Purchaser all of the outstanding shares of Vital Therapies (Beijing) Co. Ltd. and duly executed by the Seller;

(c)    a General Assignment of the Registered IP and Intellectual Property Rights in the form of Exhibit E, and duly executed by the Seller; and

(d)    an Assignment and Assumption Agreement for any intercompany payables or payment obligations of the Seller to Vital Therapies (Beijing) Co. Ltd., in the form of Exhibit F, and duly executed by the Seller.

2.06    The Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

(a)    instructions to the Escrow Agent to release the Escrow Amount to the Seller and any additional information required under the Escrow Agreement necessary to release the Escrow Amount;

(b)    the Bill of Sale, duly executed by the Purchaser;

(c)    any required counter-part signature to the Equity Transfer Agreement;

(d)    the counter-part signature of the General Assignment of the Registered IP and Intellectual Property Rights.

(e)    the counter-part signature of the Assignment and Assumption Agreement for any intercompany payables or payment obligations of the Seller to Vital Therapies (Beijing) Co. Ltd .

2.07    Further Assurances. It is the expectation of the Purchaser and the Seller that after the Closing each party will execute and deliver for the benefit of the other, at the requesting party’s sole expense, such further instruments and certificates of conveyance and transfer as a party may reasonably request in order to complete conveyance or transfer of the Purchased Assets, including any Registered IP, or any pending application thereof listed on Schedules 3 and 4, or the equity in Vital Therapies (Beijing) Co. Ltd. ; provided however, neither party shall have any legal obligation to provide such further assistance after the ninetieth (90th) day following the Closing.

ARTICLE III    .
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct as of the Effective Date.

a.Organization and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

b.Authorization; No Breach; Valid and Binding Agreement.

(a)    The Seller has full corporate power and authority to execute and deliver, and enter into, this Agreement, and subject to obtaining stockholder approval if required, to consummate the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors’ rights. Seller has obtained approval by its Board of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby. Other than obtaining the required corporate approval for the sale of the Purchased Assets and the filing of the Equity Transfer Agreement with the Governmental Authority in China, no consent, authorization, order or approval is required in connection with the execution and delivery by Seller of this Agreement.

(b)    The execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents will not violate, conflict with, result in any breach of, or constitute a default under (i) the Seller’s organizational documents, or (ii) any law or (iii) result in the imposition of any material Lien over the Purchased Assets.

c.No Liens. The Purchased Assets are free and clear of all Liens.

d.Litigation.  There is no Proceeding, at law or in equity, pending against or, to the Seller’s Knowledge, threatened against or by the Seller, relating to the Purchased Assets, nor is there any order of any Governmental Authority or arbitrator pending against or, to the Seller’s Knowledge threatened against Seller, the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by the Seller or the Seller’s obligations under this Agreement.

e.Intellectual Property.
(a)    Schedule 3 sets forth: (i) the Registered IP in which Seller has an ownership interest and (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and the date on which such item of Registered IP was registered or filed.
(b)    No Person has been granted any license under or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Registered IP from Seller or any of its Affiliates.
(c)    The Seller exclusively owns all right, title, and interest in and to the Registered IP, free and clear of any Liens.
f.No Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract made by or on behalf of the Seller for which the Purchaser would be liable following the Closing.

g.Representations Limited.  Other than the representations and warranties of the Seller contained in this Agreement, the Purchased Assets are being acquired AS IS AND WHERE IS and WITHOUT ANY OTHER EXPRESSED OR IMPLIED WARRANTY and neither the Seller nor any director, officer, employee, stockholder, agent, affiliate or representative thereof, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Purchaser, express or implied, at law or in equity, with respect to the Seller, the ELAD System or the Purchased Assets, any assigned contract, including any representations and warranties as to the accuracy or completeness of any evaluation material including the product records and product data, or any other information provided to the Purchaser or any of its affiliates or representatives as to the prospects or likelihood of marketing approval in any country, future sales, revenue, profitability or the technical or commercial success of ELAD or the ELAD System and the Seller disclaims any representations and warranties other than those expressly set forth in this Article III. The risks regarding ELAD and the Seller’s past business related to the Purchased Assets are described in the Seller’s Securities and Exchange Commission filings, including but not limited to its annual report on Form 10-K for the years ended 2017 and 2018 and its quarterly report on Form 10-Q for the quarter ended September 30, 2018.

ARTICLE IV    .
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller, on and as of the Effective Date (except where a representation or warranty is made herein as of a specified date), as follows:

4.01    Organization and Power.  The Purchaser (a) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (c) is qualified to do business in and is in good standing in the State of California.

4.02    Authorization; No Breach; Valid and Binding Agreement

(a)    The Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the Purchaser has duly executed and delivered this Agreement. The execution, delivery and performance by the Purchaser of this Agreement, the Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action.

(b)    The execution, delivery, and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of any of the Purchaser’s organizational documents or (ii) result in a material breach or material violation by the Purchaser of any of the terms, conditions or provisions of any law or regulation to which the Purchaser is subject.

(c)    This Agreement is a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.03    Governmental Consents. No consent, approval or authorization of any Governmental Authority is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement, or the consummation by the Purchaser of the transactions contemplated hereby.

4.04    No Brokers.   There are no claims for brokerage commissions, finders’ fees or similar compensation for which the Seller would be liable following the Closing in connection with the transactions contemplated by this Agreement based on any contract made by or on behalf of the Purchaser.

4.05    Acknowledgement by the Purchaser

(a)    The Purchaser has conducted its own independent review and analysis of the evaluation materials, the Seller’s business, the ELAD System, the Purchased Assets, the Intellectual Property and the results of operations and financial condition of the Seller’s business relating to the ELAD system. The Purchaser acknowledges that it has been provided access to the personnel, properties, premises and records of the Seller for such purpose and that the Purchaser and its representatives have been provided with the opportunity to ask questions of the executive officers and management employees of the Seller and to acquire such additional information about the ELAD System, the Purchased Assets, any contract assumed by the Purchaser, and the results of operations and financial condition of the Seller’s business relating to the ELAD system as the Purchaser and its representatives have requested. The Purchaser acknowledges and understands that any statement or representation made by any current or past employee or consultant of the Seller with respect to ELAD or the ELAD System and its prospects for clinical or marketing approval in any country are personal opinions and are not representations of the Seller and shall not be imputed or attributed to the Seller. The Purchaser is an informed and sophisticated participant in the transactions contemplated by this Agreement and with its representatives have undertaken such investigation of and have been provided access to and have evaluated such documents and information as the Purchaser has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. The Purchaser is relying only on its own investigation and analysis in entering into this Agreement and the transactions contemplated hereby.

(b)    Purchaser acknowledges that the sale of the Purchased Assets is AS-IS and WHERE-IS and acknowledges that Purchaser through its representatives, Haibin Ruan, Dar He and John Brotherton, have conducted such due diligence as the Purchaser deems necessary and Purchaser has satisfied itself with regard to the definition of and what the Purchased Assets are comprised of, including without limitation, the identify, quantify, nature, condition and fitness of the Purchased Assets for the Purchasers intended use.

4.06    No Other Representations and Warranties. The Purchaser agrees that except for the representations and warranties of the Seller contained in this Agreement, neither the Seller nor any of its Affiliates, stockholders, directors, officers, employees, representatives or advisors have made and shall not be deemed to have made, nor has the Purchaser relied on, any other representation, warranty, covenant or agreement, express or implied, with respect to the Seller, ELAD, the ELAD System, the Purchased Assets, or the transactions contemplated by this Agreement, or the completeness or accuracy of any information made available to the Purchaser.

ARTICLE V    .
COVENANTS AND OTHER AGREEMENTS

5.01 Cooperation. From the Effective Date through the Closing or termination of this Agreement, the Purchaser and the Seller shall cooperate with one another, and use their respective Commercially Reasonable Efforts, to complete all necessary and appropriate applications, notifications, filings and certifications, and to satisfy all conditions set forth in this Agreement to the consummation of the transactions described herein, and to effect the Asset Purchase consistent with the terms hereof; provided, however, that such action shall not include any requirement of the Seller or its Affiliates (a) to expend money beyond what is commercially reasonable for a similar sale of assets transaction, commence or participate in any litigation or to offer to grant any accommodation (financial or otherwise) to any third person, or (b) to accept any agreement or understanding, or make any concession, adversely affecting their respective current businesses, or the Purchased Assets or to take or accept any liability or potential liability. The Seller will assist the Purchaser in the transfer of the ELAD cell banks and equipment to storage facilities selected by the Purchaser effective as of the Closing to the extent and only to the extent there is no cost or liability to the Seller. The Purchaser contemplates using the same storage facilities as the Seller currently uses but understand that new contracts between the Purchaser and the storage facility are required.

5.02    Maintenance of Intellectual Property. From the Effective Date through the Closing or termination of this Agreement, the Seller will make a good faith effort to inform the Purchaser of any actions needed or payments required for the continued prosecution or maintenance of the intellectual property rights being assigned to the Purchaser and their due date. If the Purchaser desires to continue prosecution or maintenance of such intellectual property rights, the Purchaser shall inform the Seller and advance to the Seller by wire transfer of immediately available funds in US Dollars such amounts necessary to make the payments (including any attorney or other third party fees) at least 10 days in advance of the date payments are due. The Seller shall not have any obligation to take any action to prosecute, perfect or maintain any Intellectual Property Rights, including, without limitation, the payment of any maintenance or renewal fees or fees of any third party.

5.03    Access to Records. From the Effective Date through the Closing or termination of this Agreement, subject to the terms of the Confidentiality Agreement entered into by the Seller and Haibin Ruan and dated October 3, 2018 (the “Confidentiality Agreement”), the Purchaser shall be entitled to reasonable access to records as the Purchaser may reasonably request to prepare for the acquisition and use of the Purchased Assets.

5.04     No Dispositions. From the Effective Date through the Closing or termination of this Agreement, neither the Seller nor any of the Seller’s Affiliates shall sell, license, lease, transfer or otherwise hypothecate, or agree to sell, license, lease, transfer or otherwise hypothecate, any of the Purchased Assets.
5.05    Public Announcements; Confidentiality.

(a)    Prior to the Closing, the Purchaser shall not make, or permit any representative to make, any public statements, including any press releases, with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller. The Seller shall have the right to make such disclosures as it may deem necessary or advisable to comply with applicable law, including pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

(b)    Following the Closing, the Purchaser and the Seller shall jointly agree on the content and substance of all public announcements concerning this Agreement.

(c)    The Parties acknowledge that the information being provided to one another in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement. Notwithstanding the foregoing or anything contained herein, the Seller shall have the right to disclose this Agreement and any other Transaction Document to Immunic AG.

(d)    Following the Closing if the Purchaser discovers information in any of the files listed on Schedule 6 and transferred by the Seller which is not directly related to the ELAD System (“Non-ELAD Related Information”) the Purchaser shall not disclose or use any such Non-ELAD Related Information and upon discovery shall notify the Seller and immediately destroy the information. The Purchaser shall take commercially reasonable precautions to prevent the disclosure or use of the Non-ELAD Related Information and shall give prompt notice to the Seller of any use or disclosure of such information and assist the Seller in remedying any such unauthorized use or disclosure.
5.06     Tax Matters.

(a)    Allocation. The Purchaser and the Seller agree that the Purchase Price shall be allocated for all tax purposes consistently with Section 1060 of the United States Internal Revenue Code as shown on the allocation schedule attached hereto as Exhibit G.

(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents (collectively, “Transfer Taxes”) shall be paid by the Purchaser when due in addition to the Purchase Price. The Seller will, at the expense of the Purchaser, prepare, or cause to be prepared, and file, or cause to be filed, all necessary tax returns and other documentation with respect to all such Transfer Taxes and the Purchaser will (i) if required by law, join in the execution of any such tax returns and other documentation and (ii) within ten (10) days of receipt of written notice of the amount of such Transfer Taxes paid by the Seller, reimburse the Seller for such Transfer Taxes.

5.07    Alternative Transactions. The Seller agrees that (a) from the date that the Escrow Account is fully funded in accordance with Section 2.03 to the earlier of the Closing Date or the termination of this Agreement, the Seller shall not, and the Seller shall cause its respective representatives, directors, officers, agents and employees not to, directly or indirectly, initiate, solicit, offer, seek or encourage any inquiry, proposal or offer from, participate in any discussions or negotiations with, or furnish or provide any information to, any Person, other than the Purchaser or its Affiliates or their respective representatives, officers, agents and employees, concerning any proposal or agreement with respect to an Alternative Transaction, and (b) the Seller shall, and the Seller shall cause its respective representatives, directors, officers, agents and employees to, immediately terminate all such discussions or negotiations that may be in progress as of the Effective Date. For the avoidance of doubt, any communication by the Seller or any of its representatives, directors, officers, agents and employees, to any Person solely for the purpose of declining or otherwise terminating any such discussions or negotiations shall not be deemed a violation of this Section.
5.08 Registered Capital into Vital Therapies (Beijing) Co. Ltd. The Parties acknowledge that $3,224,949 of registered capital has been contributed by the Seller as of the Effective Date. Prior to the Closing Date the Seller shall contribute $75,051 of additional registered capital into Vital Therapies (Beijing) Co. Ltd in order to satisfy Vital Therapies (Beijing) Co. Ltd.’s registered capital obligations of $3,300,000 USD, and the Seller will have no further obligations to Vital Therapies (Beijing) Co. Ltd.
5.09 Assignment of Intercompany Payables to Vital Therapies (Beijing) Co. Ltd. At the Closing the Seller will assign and transfer to the Purchaser and the Purchaser shall assume any intercompany payables or payment obligations of the Seller to Vital Therapies (Beijing) Co. Ltd. Upon execution and delivery of the Equity Transfer Agreement, Seller shall have no liability to or for Vital Therapies (Beijing) Co. Ltd.

ARTICLE VI    .
CONDITIONS TO CLOSING

6.01    Conditions of the Purchaser’s Obligation. The Purchaser’s obligation to effect this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent (any of which conditions precedent may be waived by the Purchaser):

(a)    Representations and Warranties. Each representation and warranty of the Seller set forth in Article III, shall be true and correct in all material respects at and as of the Closing.

(b)    Covenants. The Seller shall have performed and observed in all material respects each covenant and other obligation required to be performed or observed by it pursuant to this Agreement and any other Transaction Document.

(c)    Proceedings. No action shall be pending before any Governmental Authority or government order issued the result of which would prevent or prohibit the consummation of this Agreement.

(d)    Closing Deliverables of the Seller. The Seller shall have delivered, or cause to be delivered, to the Purchaser all Transaction Documents to which the Seller is a party duly executed by the Seller.

(e)    Stockholder Approval. The Seller shall have either (i) obtained the required approval of 75% of the outstanding voting stock of the Seller, approving this Agreement and the transactions contemplated hereby, or (ii) the Board of Directors of Seller has reasonably determined, in good faith and in its sole discretion, that such approval is not required.

6.02    Conditions of the Seller’s Obligation. The Seller’s obligation to effect this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent (any of which conditions precedent may be waived by the Seller):

(a)    Representations and Warranties. Each representation and warranty of the Purchaser set forth in Article IV, above shall be true and correct in all material respects at and as of the Closing.

(b)    Covenants. The Purchaser shall have performed and observed in all material respects each covenant and other obligation required to be performed or observed by it pursuant to this Agreement and any other Transaction Document at or prior to the Closing.

(c)    Proceedings. No action shall be pending before any Governmental Authority the result of which would prevent or prohibit the consummation of this Agreement.

(d)    Payment of Consideration. The Escrow Agent shall have received authorization to release the Escrow Amount.

(e)    Closing Deliverables of the Purchaser. The Purchaser shall have delivered, or caused to be delivered, to the Seller all Transaction Documents to which the Purchaser is a party duly executed by the Purchaser.

(f)    Stockholder Approval. The Seller shall have either (i) obtained the required approval of 75% of the outstanding voting stock of the Seller, approving this Agreement and the transactions contemplated hereby, or (ii) the Board of Directors of Seller has reasonably determined, in good faith, that such approval is not required.

ARTICLE VII    .
TERMINATION

7.01    Termination. This Agreement may be terminated:

(a)    at any time prior to the Closing by mutual written agreement of the Purchaser and the Seller;

(b)    by either the Purchaser or the Seller, if a material breach of any provision of this Agreement has been committed by the other party including the failure to give notice to the Escrow Agent that the conditions to the Closing set forth in Article VI have been satisfied and, such material breach results in a closing condition becoming incapable of being satisfied and such material breach has not been waived in writing;

(c)    by the Seller if the Purchaser has not fully funded the Escrow Account with the Escrow Amount in accordance with Section 2.03; or

(d)    by either the Purchaser or the Seller, if the Closing has not occurred on or prior to June 30, 2019.

7.02    Effect of Termination

(a)    In the event of termination of this Agreement, all obligations of the parties under this Agreement will terminate, except that the obligations of the Parties in Section 5.05, this Article VII and Article VIII shall continue in full force and effect in accordance with its terms.

(b)    In the event of termination of this Agreement pursuant to Section 7.01(a), the Deposit and any Escrow Amount deposited or paid by the Purchaser shall be refunded to the Purchaser.

(c)    In the event of termination of this Agreement pursuant to Section 7.01(b) or 7.01(c), due to a material breach by the Purchaser, then the Purchaser shall be liable to the Seller in an amount equal to Two Million Four Hundred Seventy Five Thousand Fifty One US Dollars ($2,475,051.00) (the “Liquidated Damages”), which may be satisfied in part by the Deposit and the amounts in the Escrow Account established pursuant to Section 2.03. The Parties further agree that the Escrow Agent shall release amounts in the Escrow Account to satisfy any Liquidated Damages to the Seller at such time as the Escrow Agent receives sufficient documentation that the conditions to the Closing set forth in Section 6.01 have been satisfied or waived by the Purchaser. The Parties intend that the Liquidated Damages constitute compensation, and not a penalty. The Parties also acknowledge and agree that the Seller’s harm caused by such a Purchaser material breach may be impossible or very difficult to accurately estimate, and that the Liquidated Damages are a reasonable estimate of the minimum anticipated or actual harm that would arise from such a Purchaser material breach. The failure of the Purchaser to fully fund the Escrow Amount shall not reduce the amount of Liquidated Damages.

(d)    In the event of termination of this Agreement pursuant to Section 7.01(b), due to a material breach by the Seller, the Deposit and any Escrow Amount deposited or paid by the Purchaser shall be refunded to the Purchaser. The Seller shall return the Deposit to the Purchaser via wire within three (3) Business Days of the Purchaser’s request. The Parties further agree that the Escrow Agent shall release amounts in the Escrow Account to the Purchaser at such time as the Escrow Agent receives sufficient documentation that the conditions to the Closing set forth in Section 6.01 were not satisfied or waived by the Purchaser.

(e)    In the event of termination of this Agreement pursuant to Section 7.01(d), the Deposit and any Escrow Amount deposited or paid by the Purchaser shall be refunded to the Purchaser. The Seller shall return the Deposit to the Purchaser via wire within three (3) Business Days of the Purchaser’s request. The Parties further agree that the Escrow Agent shall release amounts in the Escrow Account to the Purchaser at the Purchaser’s sole instruction to the Escrow Agent in accordance with the terms of the Escrow Agreement.

ARTICLE VIII    .
MISCELLANEOUS

8.01    Expenses. Except as otherwise expressly provided herein, each of the Seller and the Purchaser shall pay all of its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.02    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by a nationally recognized delivery service or (c) when delivered by facsimile or email with receipt confirmed, addressed as follows:

Notices to the Seller:
Vital Therapies, Inc.
15222 Avenue of Science, Suite B
San Diego, CA 92128
Attention:    Michael V. Swanson
Facsimile:    858-673-6843
Email:    mswanson@vitaltherapies.com

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
12235 El Camino Real
San Diego, California 92130
Attention:    Martin Waters
Facsimile:    (858) 350-2399
Email:     mwaters@wsgr.com

Notices to the Purchaser:
RH Cell Therapeutics Corp
13598 Bolero Way
San Diego, CA 92130
Attention:    Haibin Ruan
Email:    rhb111@139.com

with a copy (which shall not constitute notice) to:
Chachas Law Group P.C.
11682 El Camino Real, Suite 100
San Diego, CA 92130
Attention:    George G. Chachas
Facsimile:    (858) 356-9721
Email:    gchachas@chachaslaw.com

8.03    Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, and any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all other prior or contemporaneous covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by either party hereto or by any stockholder, director, officer, employee, agent, Affiliate or representative of either Party hereto.

8.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of the non-assigning Parties; except that the Seller may assign this Agreement and its rights and obligations hereunder to a successor company.

8.05    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.06    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. In the event that there is a discrepancy between the English language and the Chinese language versions of this Agreement, the English language version shall control.

8.07    Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by the Purchaser and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

8.08    Survival. The agreements, representations and warranties of the Seller contained in Sections 2.07, 3.01, and 3.02, shall survive the Closing for one year and any right to assert a claim of breach thereunder shall thereafter terminate. The Agreements in Section 5.05 shall survive the Closing indefinitely. All other terms, covenants, agreements, representations and warranties made by the Seller pursuant to this Agreement shall terminate with the Closing and shall not be deemed to have merged in any of the Transaction Documents delivered at the Closing.

8.09    Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

8.10    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, any documents contemplated hereby, and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions.

8.11    Jurisdiction. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in and determined exclusively by the state courts in San Diego County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California), and each of the Parties hereby consents to the jurisdiction of such courts in any such action. In no event shall either Party have any right to recover from the other Party any consequential damages as to any matter under, relating to or arising out of this Agreement or the transactions contemplated hereby.

8.12    Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby.

8.13    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that, as a material inducement to each party’s execution of this Agreement, such party will be relying upon the timely performance by the other party hereto of its obligations hereunder.

8.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.
VITAL THERAPIES, INC.

By:    /s/ Duane Nash
Name: Duane Nash
Its: President and CEO

RH CELL THERAPEUTICS CORP.

By:    /s/ Haibin Ruan
Name: Haibin Ruan
Its: President and CEO

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